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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                    Securities and Exchange Act of 1934




Date of Report(Date of earliest event reported) July 9, 1997
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                    YANKEE ENERGY SYSTEM, INC.
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     (Exact name of registrant as specified in its charter)


     Connecticut         0-17605             06-1236430
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(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



     599 Research Parkway, Meriden, Connecticut,  06450-1030
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(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code: (203)639-4000
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                              n/a
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     (Former name or address, if changed since last report)



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ITEM 5 - Other Events

On Wednesday, July 9, 1997, the Connecticut Department of
Public Utility Control (DPUC) issued its expected decision in Docket No. 96-08-05, DPUC Financial and Operational Review of Yankee Gas Services Company, the regulated gas utility subsidiary of Yankee Energy System, Inc. The DPUC decision, which is not a rate order, calls for a lowering of Yankee Gas' authorized Return On Equity (ROE) from 12.43 percent (set in 1992) to 11.15 percent, citing "current economic conditions" as the reason for the reduction.

The DPUC believed that lower current interest rates and recently allowed rates of return for other Connecticut utilities justified a lower ROE for Yankee Gas than that set in the 1992 rate case. The decision does not call for any change in customer rates or reductions in Yankee's revenues.

The decision offers Yankee Gas the option of making a proposal by September 2, 1997, which would apply any revenues in excess of the 11.15 percent ROE, which the DPUC estimates to be $3.2 million, to the amortization of regulatory assets or to increasing plant investment. Yankee Gas management is currently evaluating these alternatives, as well as other options, to address this issue. If Yankee Gas does not choose to make a proposal, the DPUC will initiate a full rate case proceeding.

The decision was issued after the DPUC completed its mandatory financial and operations review of Yankee Gas as called for by Conn. Gen. Stat. Section 16-19a. The statute requires the DPUC to conduct a review of any major State utility company which has not filed a full rate case for at least four years. Yankee Gas last filed a rate case in 1992 and received the currently authorized ROE of 12.43 percent.


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                                SIGNATURES


     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   YANKEE ENERGY SYSTEM, INC.
                                   --------------------------
                                   (Registrant)




                                   /s/ Mary J. Healey
Date: July 22, 1997                ---------------------------
                                   Mary J. Healey
                                   Vice President, General
                                   Counsel and Secretary